UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2014

Global Geophysical Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34709 (Commission File Number)	05-0574281 (IRS Employer Identification No.)

13927 South Gessner Road Missouri City, TX (Address of principal executive offices)		77489 (Zip Code)

Registrant's telephone number, including area code:   (713) 972-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, on March 25, 2014, Global Geophysical Services, Inc. (the “Company”) and certain of its subsidiaries (the Company and such subsidiaries, collectively, the “Debtors”) filed voluntary petitions for reorganization (the “Voluntary Petitions”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Court”). The filings by the Debtors are jointly administered under Case No. 14-20130 (the “Case”). The Debtors will continue to operate their business as “debtors in possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.  Court filings and other documents related to the Case are available on a separate website administered by the Company’s claims agent, Prime Clerk, at http://cases.primeclerk.com/ggs.

As previously reported, in connection with filing the Voluntary Petitions, the Debtors filed motions seeking Court approval of a senior secured debtor-in-possession facility, as detailed in the commitment letter and term sheet (together,  the “DIP Commitment Documents”), among the Company, as borrower, each of the direct and indirect domestic subsidiaries of the Company designated therein, as guarantors, certain holders (collectively, the “Backstop Parties”) of the Company’s 10 1/2% Senior Notes due 2017, and Wilmington Trust, National Association, as administrative agent (the “DIP Credit Facility”). The DIP Credit Facility would provide for a super-priority senior secured term loan facility in an aggregate principal amount of $60 million to be drawn upon in two or more tranches: (i) $25 million (the “Initial DIP Loan”) upon entry of the interim order of the Court (the “Interim Order”); and (ii) $35 million upon entry of an order by the Court approving the loans on a final basis (the “Final Order”).  The DIP Credit Facility is more fully described in the Company’s Current Report on Form 8-K filed on March 27, 2014.

On March 28, 2014, the Court entered the Interim Order, and the Initial DIP Loan was funded. Under the Interim Order, hearings on the Final Order are scheduled to occur on April 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Geophysical Services, Inc.

Dated: March 28, 2014	/s/ SEAN M. GORE
Sean M. Gore
Senior Vice President & Chief Financial Officer